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                                 EX-99.(p)(4)

                      WESTPEAK INVESTMENT ADVISORS, L.P.

                                Code of Ethics

                          Adopted as of April 1, 1998

     It is important to remember at all times that the interests of our clients and the shareholders of the funds that we advise must come first. In order to maintain that priority, all personal securities transactions must be conducted in a manner consistent with this Code of Ethics ("Code"). We must be vigilant in maintaining the integrity of our business by avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility. All provisions of this Code will be interpreted in such a way as to give full effect to the principles stated in this preamble.

I.  Definitions
    -----------

     (A) "Access person" means any director, officer or advisory person of Westpeak.

     (B) "Advisory person" means (i) any employee of Westpeak (or of any company in a control relationship to Westpeak) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to Westpeak who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

     (C) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder from time to time in effect, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. In general, a Westpeak employee is deemed to have beneficial ownership of securities owned by the employee's spouse, by children residing in the employee's household or by children who are financially dependent on the employee, or other securities over which the employee has control. Refer to Appendix A attached to this Code for a fuller explanation of the meaning of "beneficial ownership."

     (D) "Compliance Officer" shall refer to the Westpeak officer holding this title (currently Philip J. Cooper, Executive Vice President - Portfolio Management) or, in the Compliance Officer's absence, Gerald H. Scriver, President and Chief Executive Officer.

     (E) "Control" shall have the same meaning as set forth in Section 2(a)(9) of the Investment Company Act of 1940 (the "1940 Act"). Section 2(a)(9)

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         provides that "control" means, among other things, the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     (F) "Fund" means each investment company for which Westpeak Investment Advisors, L.P. ("Westpeak" or the "Company") serves as investment adviser or subadviser and each other client for which Westpeak provides investment advisory services.

     (G) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

     (H) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States (including government money market instruments of the type issued by agencies of the federal government or guaranteed by the federal government or its agencies), bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies, or such other securities as may be excepted under the provisions of Rule 17j-1 under the 1940 Act from time to time in effect.

     (I) "Security held or to be acquired" by a Fund means any security which, within the most recent fifteen days, (i) is or has been held by the Fund, or (ii) is being or has been considered by Westpeak for purchase by the Fund.

     (J) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (K) A security is "being purchased or sold" by a Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Fund until the time when such program has been fully completed or terminated.

     A person who normally only assists in the preparation of public reports, or receives public reports but receives no information about current recommendations or trading, is neither an "advisory person" nor an "access person." A single instance or infrequent, inadvertent instances of obtaining knowledge does not make one for all times an advisory person. Under the definition of "advisory person" in the phrase "makes, participates in, or obtains information regarding the purchase or sale of a security" means someone who places orders or otherwise arranges transactions.

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II.  Outside Affiliations
     --------------------

     No access person (other than members of the Board of Directors of Westpeak's general partner who are not Westpeak employees) shall become an officer, trustee or director of any company whose shares are publicly traded (except an investment company managed by the Company or an affiliate of the Company) without the approval of the Compliance Officer. This restriction on serving as an officer, trustee or director of a public company is designed to prevent Westpeak from being deemed to possess inside information concerning a company that an access person may learn in serving in one of those capacities. Therefore, exceptions will be made by the Compliance Officer only in unusual situations, with the advice of legal counsel, as appropriate.

     No access person (other than members of the Board of Directors of Westpeak's general partner who are not Westpeak employees) shall accept an appointment as an executor, administrator, trustee, guardian or conservator (other than in family situations) without approval by the Compliance Officer.

III. Gifts to or from Brokers or Clients
     -----------------------------------

     No access person shall accept or receive on his or her own behalf or on behalf of the Company any gift or other accommodations from a business contact or broker, securities salesman or client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of his or her responsibilities to Westpeak's clients or place the recipient or Westpeak in a difficult or embarrassing position. This prohibition applies equally to gifts to an access person's close relatives or to those who share the same household as an access person.

     No access person shall give on his or her own behalf or on behalf of the Company any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

     In no event should gifts to or from any one business contact have a value that exceeds the limitation on gifts established by the NASD from time to time (currently $100). This prohibition does not apply to normal business entertainment.

IV.  Use of Inside Information
     -------------------------

     Access persons agree to adhere to Westpeak's Statement of Policy on Inside Information, which should be read in conjunction with this Code.

V.  Personal Securities Transactions
    --------------------------------

     In furtherance of the principle set out in the preamble to this Code (i.e., that the interests of Westpeak's clients and the shareholders of the Funds Westpeak advises come first), access persons will adhere to the following restrictions and requirements with respect to their personal investing activity; provided, however, that the restrictions and
--------  -------

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requirements listed below in this Section V do not apply to any member of the
Board of Directors of Westpeak's general partner who is not a Westpeak employee and who does not have actual knowledge of purchases or sales of securities by any Fund, or recommendations with regard to purchases or sales of securities by any Fund.

     1.  Pre-Trade Clearance

         No access person will purchase or sell any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership without the prior written approval of the Compliance Officer. Any such approval will be valid for five business days from the date approval is granted or such lesser time period as the Compliance Officer determines. The Compliance Officer will maintain records documenting all pre-trade clearance requests and approvals.

     2.  Brokerage Confirmation and Statements

         Access persons will direct their brokers to routinely supply duplicate copies of all confirmations and periodic account statements to the Compliance Officer.

     3.  Investment Opportunities of Limited Availability

         If an access person learns of an investment opportunity of limited availability that would be suitable for a client, the access person must make the opportunity available to the client first, and may not invest in that opportunity for his or her own account without the client's consent.

     4.  Initial Public Offerings

         No access person may acquire securities in an initial public offering.

     5.   Private Placements

          No access person may acquire securities in a private placement without the express prior approval of the Compliance Officer.

          Any access person who now or hereafter owns a privately-placed security and who becomes involved in an investment decision involving the issuer of the security shall disclose his or her ownership of the private placement to the Compliance Officer as soon as practicable after becoming involved in the decision-making process.

          Any access person who owns a private placement of an issuer must refrain from deliberations regarding client purchases or sales of securities issued by the same issuer.

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     6.  Blackout Periods

         Except as set forth below, no access person may purchase or sell securities on any day during which a buy or sell order in the same security is pending for a Fund.

         Except as set forth below, no access person may purchase or sell a security purchased or sold by a Fund within seven calendar days before or after the Fund buys or sells the security; provided, however, that the
                                                --------  -------
     prohibition on a purchase or sale by an access person seven days before the
                                                                      ------
     Fund buys or sells the same security does not apply if the access person does not have actual knowledge that such security is being considered for purchase or sale by the Company for a Fund.

          Except as set forth below, no access person may buy and sell, or sell and buy, the same securities (including options on securities) at a profit within 60 calendar days. Any profits realized by such access person on such short-term trades shall be disgorged to a charitable organization selected by the Company. The Compliance Officer may allow exceptions to this provision only in cases where the security must be sold involuntarily (such as in the case of a merger involving the issuer).

          The pre-trade clearance and blackout period provisions of this Section (Section V.1. and V.6.) do not apply to transactions in the following securities:

          . Securities that are not eligible (nor are convertible into or exchangeable for securities that are eligible) for purchase by any of the Funds.

          . Securities issued or guaranteed by any government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

          . Common or preferred stocks of a class that is publicly-traded, issued by a company with a stock market capitalization in excess of five billion U.S. dollars (or the equivalent in foreign currency).

          .  Futures and options contracts on indices.

          . Commodity futures contracts, including futures contracts on interest rate instruments or indices, and options on such contracts.

          .  Open-end investment management companies.

     The pre-trade clearance and blackout period provisions of this Section (Section V.1. and V.6.) do not apply to the following transactions:

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          .  Transactions that occur by operation of law or under any other circumstance in which the access person does not exercise any discretion to buy or sell.

          . Purchases of securities pursuant to an automatic dividend reinvestment plan.

          . Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of securities held by the access person and received by the access person from the issuer.

VI.  Annual Certification
     --------------------

     All access persons shall certify annually that they have read and understand this Code and that they have complied with all its provisions. A copy of the form of annual certification is attached hereto as Appendix B. Access persons shall further certify that they have complied with the reporting requirements of Part VII of this Code.

VII. Reporting
     ---------

     (A) Every access person shall file with the Compliance Officer a report containing the information described in Section VII(B) of this Code with respect to transactions in any security in which such access person has, or by reason of reason of such transaction acquires, any direct or indirect beneficial ownership; provided, however, that such
                                                  --------  -------
         access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control, and provided,
                                                               --------
         further, that the term "security" does not include the savings or
         -------
         demand deposit accounts of access persons with banks or thrifts.

     (B) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

         (1) The date of the transaction and the title and number of shares and principal amount of each security involved;

         (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), including information sufficient to establish any exemption from the restrictions listed in Section V on which the access person has relied;

         (3) The price at which the transaction was effected; and

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          (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

      (C) The making of such report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates, and the existence of any report shall not be construed as an admission that any transaction reported constitutes a violation of
          Section V hereof.

      (D) Any person required to report a transaction under this Section may satisfy his or her obligation hereunder by providing a duplicate confirmation/ statement of such transaction to the Compliance Officer, as required to be routinely furnished in Section V.2.

VIII. Review and Enforcement
      ----------------------

      (A) Review
          ------

          (1) The Compliance Officer shall cause the reported personal securities transactions to be compared with completed and contemplated portfolio transactions of the Funds to determine whether any transactions subject to the restrictions in Section V (each a "Reviewable Transaction") may have occurred.

          (2) If the Compliance Officer determines that a Reviewable Transaction may have occurred, he shall then determine whether a violation of this Code may have occurred, taking into account of the exemptions provided under Section V. Before making any determination that a violation has been committed by a person, the Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

      (B) Enforcement
          -----------

          (1) If the Compliance Officer determines that a violation of this Code may have occurred, he shall promptly report the possible violation to the President of Westpeak, who, together with the Compliance Officer, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.

          (2) No person shall participate in a determination of whether he has committed a violation of this Code or in the imposition of any sanction against himself. If a securities transaction of the Compliance Officer is under consideration, Westpeak's President shall act in all respects in the manner prescribed herein for the Compliance Officer, and, if a securities transaction of the President is under consideration, the

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                Compliance Officer shall report the possible violation to the
                Chairman of the Board of Directors of Westpeak's general partner.

IX.  Reporting Requirement to Investment Company Clients
     ---------------------------------------------------

     The Compliance Officer shall, with respect to each Fund that is an investment company, annually furnish a written report to the board of trustees of such Fund (i) describing issues arising under this Code since the last report to the board, including information about violations of the Code, sanctions imposed in response to such violations, changes made to the Code, and any proposed changes to the Code; and (ii) certifying that Westpeak has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code.

X.   Records
     -------

     (A) Westpeak shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

         (1) A copy of this Code and any other Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

         (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         (3) A copy of each report made pursuant to this Code by any access person shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

     (B) Confidentiality
         ---------------

         All reports of securities transactions and any other information collected or produced pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission of any other authorized governmental body or self-regulatory organization.

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APPENDIX A
----------

"Beneficial Ownership"
----------------------

         For purposes of the Code of Ethics, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such security.

         You have a pecuniary interest in a security if you have the opportunity, directly or indirectly, to profit or share in the profit derived from a transaction in such security. You are deemed to have a pecuniary interest in any securities held by members of your immediate family sharing your household. "Immediate family" means your son or daughter (including your legally adopted child) or any descendants of either, your stepson or stepdaughter, your father or mother or any ancestor of either, your stepfather or stepmother and your spouse. Also, you are deemed to have a pecuniary interest in securities held by a partnership of which you are a general partner, and beneficial ownership of the securities held by such partnership will be attributed to you in proportion to the greater of your capital account or interest in the partnership at the time of any transaction in such securities. You are also deemed to have a pecuniary interest in the portfolio securities held by a corporation if you are a controlling shareholder of such corporation and have or share investment control over such portfolio securities. Additionally, certain performance-related fees received by brokers, dealers, banks, insurance companies, investment companies, investment advisors, trustees and others may give rise to pecuniary interests in securities over which such persons have voting or investment control.

         Securities owned of record or held in your name generally are considered to be beneficially owned by you if you have a pecuniary interest in such securities. Beneficial ownership may include securities held by others for your benefit regardless of record ownership (e.g., securities held for you or members of your immediate family by agents, custodians, brokers, trustees, executors or other administrators; securities owned by you but which have not been transferred into your name on the books of a company; and securities which you have pledged) if you have or share a pecuniary interest in such securities.

         With respect to ownership of securities held in trust, beneficial ownership includes the ownership of securities as a trustee in instances either where you as trustee have, or where a member of your immediate family has, a pecuniary interest in the securities held by the trust (e.g., by virtue of being a beneficiary of the trust).

         The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, while you may include security holdings of other members of your family, you may nonetheless disclaim beneficial ownership of such securities. Any uncertainty as to whether you are the beneficial owner of a security should be brought to the attention of the Compliance Officer.

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APPENDIX B
----------

ANNUAL CODE OF ETHICS CERTIFICATION
-----------------------------------

         I acknowledge that I have received a copy and read the Westpeak Investment Advisors, L.P. Code of Ethics, dated April 1, 1998. I understand my responsibilities under this Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

         I hereby certify that I have complied with the requirements of the Westpeak Investment Advisors, L.P. Code of Ethics, dated April 1, 1998, and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to such Code of Ethics.


                                                ------------------------
                                                          Dated

                                                ------------------------
                                                      Printed Name


                                                ------------------------
                                                        Signature

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                                  MEMORANDUM
                                  ----------

                         WESTPEAK INVESTMENT ADVISORS

TO:      All Westpeak Investment Advisors Personnel

FROM:    Philip Cooper, Compliance Officer

SUBJECT: Insider Trading

DATE:    December 1, 1997

Insider trading is a form of fraudulent trading activity that has been prohibited by the Federal securities laws for over fifty years. In recent years, the Securities & Exchange Commission ("SEC") and U.S. Department of Justice have made prosecution of insider trading violations a top priority. In 1984, and again in 1988, Congress passed legislation intended to crack down on insider trading by increasing the fines and jail penalties for violations of the law, by making it easier for prosecutors and private plaintiffs to prove their cases, and by making securities firms, such as Westpeak, responsible for implementing procedures designed to prevent insider trading.

Insider Trading Defined
-----------------------

Although the prohibition against insider trading is based on a law passed by Congress in 1934, Congress has never defined insider trading, leaving development of the law to the courts.

It is now well-established that insider trading includes the purchase or sale of a security based on material nonpublic information about the issuer of the security obtained from an "insider". An "insider" is someone who is an officer or employee of the issuer, or someone (such as a lawyer or investment banker) who is retained by the issuer and obtains information from the issuer in confidence.

Someone who obtains information from an insider in exchange for something of value is also considered an insider for purposes of this rule, so that "tippees" are prohibited from trading to the same extent as those who have passed on the tip. It is our policy to assume that anyone who passes on inside information is an "insider".

This area of law is still developing. The SEC has taken the position that anyone trading while in possession of material nonpublic information (whether or not this trading was "based on" the information) is guilty of insider trading. Our policy is that employees refrain from trading or directing trades when in possession of material nonpublic information.

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Page 2

"Material"
 --------

Information is material if a "reasonable investor" would consider it important in making a decision to buy, sell or hold a security. The information must be significant enough to "alter the total mix" of information available about the issuer to be considered material. A piece of nonpublic information that, when added to the mosaic of generally available information about the issuer, does not significantly affect the picture, is not material.

Examples of information about a company that may be material include: a forthcoming dividend declaration or dividend cut; plans for a corporate reorganization; acquisition or loss of a major contract; a major borrowing; a major purchase or sale of company assets; a stock buy-back program; an event of default on a debt obligation; or knowledge of a forthcoming negative or positive article on the company.

"Nonpublic"
 ---------

Information is considered "nonpublic" until it has been communicated to the marketplace at large in such a manner that investors in general have access to it.

Information is public once it has been included in a filing made with the SEC or has appeared in national newspapers or national wire services. Information and research material received from brokerage houses ordinarily can be considered public unless you have reason to believe otherwise.

Once you are in possession of inside information (that you obtained, for example, from a discussion with a company's officers), you must wait until the information has been disseminated. It is not enough that the information is currently being circulated in the rumor mill -- it must be generally available to the public.

Sanctions
---------

Penalties for trading based on, or passing on, insider information are severe, both for individuals and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally receive any profit from the insider trading violation:

     -  jail terms (up to 10 years per violation)
     - fines up to the greater of $2,500,000 or three times the profit gained or loss avoided (by the violator and his or her tippees)
     -  damages to contemporaneous traders.

Of course, anyone found trading on inside information could substantially damage our firm's reputation with our clients and would be subject to sanction by Westpeak.